AMENDMENT TO
AGREEMENT
LIMITING PSU AWARDS

This Amendment to the Agreement Limiting PSU Awards is entered into as of September 28, 2020 between Cimpress plc (as successor to Cimpress N.V., the “Company”) and Robert Keane, the Company’s Chief Executive Officer and Chairman. The Company and Mr. Keane previously entered into an Agreement Limiting PSU Awards dated May 13, 2016 (the “Agreement”).

Subject to the approval of the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) by the Company’s shareholders at the upcoming Annual General Meeting of Shareholders, the parties hereby amend the Agreement as follows:

1.
Until June 30, 2023, the Company shall not grant any long-term incentive compensation (including but not limited to equity or long-term cash awards) to Mr. Keane other than performance share units (“PSUs”). Such PSUs may be granted under the 2020 Plan or another equity plan of the Company, but all such PSU awards will be subject to the same terms and conditions as PSU awards granted to Mr. Keane under the Company’s 2016 Performance Equity Plan, including but not limited to the performance condition that the compound annual growth rate of the Company’s three-year moving average share price must equal or exceed 11% over a performance period of six to ten years for any ordinary shares to be issued under such PSU awards.

2.
Until June 30, 2023, the maximum number of PSUs that the Company may grant to Mr. Keane per fiscal year is 75,000 PSUs (subject to adjustment for stock splits, stock dividends, recapitalization, combinations or reclassifications of shares, or other similar changes in the Company’s capitalization).

3.	Except as specifically modified by this Amendment, the Agreement remains unchanged and in full force and effect.

Signature /s/Robert S. Keane
Robert S. Keane

Cimpress plc:

Signature /s/Scott Vassalluzzo
Scott Vassalluzzo
Director and Chairman, Compensation Committee